UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2018

Energy XXI Gulf Coast, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38019	20-4278595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 Main Street, Suite 2626
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 351-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On August 20, 2018, Energy XXI Gulf Coast, Inc., a Delaware corporation (“EGC”), learned that Orinoco Natural Resources, LLC, a Virginia limited liability company (“ONR”), has filed a complaint against EGC in the Superior Court of the State of Delaware (the “ONR Complaint”).

As announced by EGC on May 10, 2018, EGC entered into a non-binding term sheet with ONR and certain of its affiliates with respect to a proposed transaction primarily intended to transfer a portion of EGC’s non-core oil and gas assets and related liabilities, including asset retirement obligations, to an affiliate of ONR (the “Potential ONR Transaction”). The non-binding term sheet did not contain an exclusivity provision and was terminable by either party upon the payment of the other party’s documented out-of-pocket expenses, up to $1 million. EGC terminated the non-binding term sheet shortly prior to entering into the Agreement and Plan of Merger with affiliates of Cox Oil LLC (collectively, “Cox”) that was announced on June 18, 2018 (the “Merger Agreement”).

The ONR Complaint alleges, among other things, that EGC breached the non-binding term sheet for the Potential ONR Transaction, as well as the related nondisclosure agreement between EGC and ONR. The case is captioned Orinoco Natural Resources, LLC v. Energy XXI Gulf Coast, Inc. and Intrepid Financial Partners LLC, Case No. N18C-08-141.

The ONR Complaint does not seek to enjoin the transactions contemplated by the Merger Agreement. Instead, the ONR Complaint seeks damages from the defendants in the lawsuit and purports to seek restitution or disgorgement of EGC’s profits from the transactions contemplated by the Merger Agreement.

EGC believes that the ONR Complaint is without merit and intends to defend this lawsuit vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2018	By:	/s/ Douglas E. Brooks
Douglas E. Brooks
Chief Executive Officer and President